Exhibit 10.29
EXTENSION  AND MODIFICATION OF LEASE AGREEMENT

This Extension and Modification of Lease Agreement (“Agreement”) made this 30th day of April 2010 between 35TH STREET ASSOCIATES c/o Kaufman Management Company, 450 Seventh Avenue, Suite 1905, New York, NY 10123 hereinafter called “OWNER,” party of the first part and ANSWERS CORPORATION (F/K/A GuruNet Corporation), a Delaware corporation, currently located at 237 West  35th  Street, Suite 1101, New York, NY 10001, hereinafter called “TENANT,” party of the second part;

W I T N E S S E T H:

WHEREAS:  Owner  and GURUNET CORPORATION, as predecessor-in-interest to Tenant, entered into an Agreement of Lease Agreement dated April 29, 2005 (“Lease”), whereby the Owner leased to Tenant and Tenant hired from Owner  space consisting of a portion of the 11th floor known as Suite 1101 (“Original Demised Premises”), in  the building  known as  237  West 35th  Street, New York,  NY (“Building”), as presently occupied by Tenant herein, for a term commencing May 1, 2005 and expiring  June 30, 2010 (“Term”);

NOW THEREFORE: For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Tenant agree as follows:

WHEREAS:  Both Owner and Tenant are desirous of further extending the Term of the Lease for a period of  two (2) years commencing  July 1, 2010 and expiring June 30, 2012 (the “Expiration Date”)  (collectively, the “Extended Term”);

WHEREAS: Owner and Tenant desire to modify the Lease by adding the premises known as Suite 1103 in the Building (“Additional Demised Premises”) to the Original Demised Premises for the period commencing May 1, 2010 and expiring on June 20, 2012, so that the Expiration Date for both the Original Demised Premises and Additional Demised Premises are co-terminous;

NOW THEREFORE: For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Tenant agree as follows:

A.	Original Demised Premises Extension. The Term of the Lease with respect to the Original Demised Premises is hereby extended through the Extended Term on the following terms and conditions:

1)	Rent Schedule for Original Demised Premises During the Extended Term.

For the period commencing July 1, 2010 through June 30, 2011, the base annual rent shall be ninety one thousand twenty-six and xx/100 ($91,026.00) dollars per annum (or $7,585.50 per month).

For the period commencing July 1, 2011 through June 30, 2012, the base annual rent shall be ninety three thousand five hundred twenty-nine and 22/100 ($93,529.22) dollars per annum (or $7,794.10 per month).

2) Rental Concession.  Owner shall fully abate Tenant’s base rent for the month of July 2010 in the amount of $7,585.50.

3) Real Estate Tax.  Tenant’s “base tax year” for Real Estate Taxes shall be the fiscal year 2010/2011. Tenant’s Share with respect to the Original Demised Premises shall remain three percent
(3%).

4) Electricity.                           Tenant’s electricity charge with respect to the Original Demised Premises shall be ten thousand five hundred three and xx/100 ($10,503.00) dollars per annum (or $875.25 per month).

5) Security Deposit. The sum of eighteen thousand six hundred sixty-eight and 24/100 ($18,668.24) dollars heretofore deposited by the Tenant with the Owner as security under the Lease shall be retained by the Owner for the Extended Term, which shall be held and disbursed by the Owner in accordance with the terms and conditions set forth in the Lease applicable to the security deposit.

6) Water/Sprinkler. Tenant’s water and sprinkler charge with respect to the Original Demised Premises shall remain four hundred eighty and xx/100 ($480.00) dollars per annum (or $40.00 per month).

B.
Lease of Additional Demised Premises. Owner hereby leases to Tenant and Tenant hereby leases from Owner the Additional Demised Premises, consisting of Suite 1103 in the Building, for the Extended Term on the following terms and conditions:

1)	Rent Schedule for the Additional Demised Premises During the Extended Term:

For the period commencing May 1, 2010 through April 30, 2011 the base annual rent shall be fifty two thousand five hundred and xx/100 ($52,500.00) dollars per annum (or $4,375.00 per month).

For the period commencing May 1, 2011 through June 30, 2012 the base annual rent shall be fifty three thousand nine hundred forty-three and 75/100 ($53,943.75) dollars per annum ($4,495.32 per month).

2) Rental Concession.  Owner shall fully abate Tenant’s base rent for the month of May 2010 in the amount of $4,375.00.

3) Real Estate Tax.  Tenant’s “base tax year” for Real Estate Taxes shall be the fiscal year 2010/2011. Tenant’s Share with respect to the Additional Demised Premises shall be one and forty-two tenths percent (1.42%).

4) Electricity.  Tenant’s electricity charge with respect to the Additional Demised Premises shall be six thousand three hundred and xx/100 ($6,300.00) dollars per annum (or $525.00 per month)

5) Water/Sprinkler.  Tenant’s water and sprinkler charge with respect to the Additional Demised Premises shall be four hundred twenty and xx/100 ($420.00) dollars per annum (or $35.00 per month).

6) Security Deposit. In addition to the security deposit in the amount of $18,668.24 being held by Owner with respect to the Original Demised Premises, Tenant shall also deposit either in the form of cash or a letter of credit the amount of thirteen thousand four hundred eighty-five and 94/100 ($13,485.94) dollars as security for the Additional Demised Premises upon execution of this Agreement, which shall be held and disbursed by the Owner in accordance with the terms and conditions set forth in the Lease applicable to the security deposit.

7) Tenant’s Work. Owner agrees that Tenant will be performing certain work in the Additional Demised Premises, including, among others, carpeting, painting, installation of air-conditioning units and the build-out of a conference room. Tenant and Landlord will cooperate in order to expedite the completion of said work.

8) Owner’s Work:   Owner shall perform the following work in the Additional Demised Premises:

(a)
Within three (3) business days after the date hereof, Owner shall provide labor to install Tenant’s air conditioning units to be supplied at Tenant’s expense together with mounting hardware. Tenant shall maintain the new A/C Units at its expense. Any required air conditioning outlets shall be at Tenant’s sole cost.

(b)	Within three (3) business days after Owner’s receipt of written notice from Tenant indicating that the Additional Demised Premises’ Tenant’s Work has been completed, Owner shall:

·
Paint the Additional Demised Premises with a building standard color to be selected by Tenant; provided, however, that Tenant may instead accept from Owner a credit of $1,000 in exchange for the Owner’s obligation to perform said paint job;

·	Supply adequate number of amps to the Additional Demised Premises for Tenant’s use; and

·	Supply and install a new rear entrance door and paint it.

9) Asbestos.  Within sixty (60) days after the date hereof, Owner shall deliver to Tenant a Form ACP-5 confirming that the Additional Demised Premises are free of asbestos.

10) Demised Premises Defined.  Commencing May 1, 2010, the terms “Demised Premises”, “demised premises” and words of similar import as used in the Lease shall be deemed to be collective references to the Original Demised Premises and the Additional Demised Premises, and, except as modified herein or to the extent any term or provision by its nature applies solely to the Original Demised Premises, the terms and provisions of the Lease shall govern the Original Demised Premises and the Additional Demised Premises collectively.

C.	Amendments to Lease. The Lease is hereby amended as follows:

1)	Article # 82 of the Rider and Article # 33 of the Additional Rider (Option to Cancel) to the Lease are hereby deleted in their entirety.
2)
Any additional improvements or alterations hereafter made by Tenant to the Original Demised Premises or to the Additional Demised Premises shall be governed by the applicable terms of the Lease and this Agreement

3)	Article 68 of the Rider and Article 29 of the Additional Rider (air-conditioning provisions) shall not apply to Additional Demised Premises.
4)	The address of the Owner set forth in Article #54 of the Rider (Notices) to the Lease is hereby replaced with the following:

35th Street Associates
205	Lexington Avenue, Suite 900
New York, NY 10016
Attention: Sabrina Eshaghian, Esq.

5)
The addresses for duplicate copies of notices to Tenant set forth in Article # 14 of the Additional Rider (Notices) to the Lease are amended by replacing “Guru Net Corporation” with “Answers Corporation” and by replacing the address for Sills Cummis Epstein & Gross P.C. with the following:

Sills Cummis & Gross P.C.
One Rockefeller Plaza, 25th Floor
New York, New York 10020
Attention:  Edwin Weinberg, Esq.
      Facsimile No.:  (212) 643-6500

D.	Miscellaneous

1. Upon the execution of this Agreement Owner shall deliver to Tenant three (3) additional cards for access to the building during non business hours at no cost to Tenant.

2. Owner agrees that upon the execution of this Agreement Tenant shall have the right to two (2) additional listings on the building’s directory without charge.

3. Each of Owner and Tenant represents and warrants to the other that it has not dealt with any broker in connection with this Agreement except for Kaufman Leasing Company LLC (Owner’s broker) and Grubb & Ellis NY Inc. (Tenant’s broker) (collectively, the “Brokers”).  Each of Tenant and Owner agrees to indemnify, defend and hold the other harmless from all damages, liability, costs and expenses (including reasonable attorneys’ fees and expenses) arising from any claims or demands of any broker or brokers or finders with which it has dealt (other than the Brokers) for any commission or fee alleged to be due such broker or brokers or finders in connection with its participating in the procuring or negotiation of this Agreement.  Owner shall pay the full commission due to the Brokers in connection with this Agreement pursuant to a separate agreement.

4. Except as herein modified and amended, the Lease is hereby ratified and confirmed and remains in full force and effect.

5. Capitalized terms used, but not defined herein shall have the meanings ascribed to them in the Lease.

6. This Agreement may be executed in any number of counterparts, provided each of the parties hereto executes at least one counterpart.  Each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

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IN WITNESS WHEREOF:   the parties hereto have hereunto set their hands the day and year first above written.

OWNER:
35TH Street Associates:
/s/ Sabrina Eshaghian
____________________________
By: Sabrina Eshaghian
Name: As Attorney For
Title: David Eshaghian, Managing Partner

TENANT:
Answers Corporation:

By:	/s/ Steven Steinberg	By:	/s/ Robert S. Rosenschein
	Steven Steinberg		Robert S. Rosenschein
	CFO		CEO